UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2011

NBT BANCORP INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-14703	16-1268674
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

52 South Broad Street, Norwich, New York	13815
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (607) 337-2265

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 13, 2011, NBT Bank, N.A. (“NBT Bank”), the wholly owned national bank subsidiary of NBT Bancorp Inc., entered into a Purchase and Assumption Agreement (the “Agreement”) with Berkshire Hills Bancorp, Inc. (“Berkshire Hills”) and Legacy Banks (“Legacy”) to purchase approximately $158 million of deposits, $45 million in loans and four Massachusetts bank branches located in Berkshire County, for a deposit premium of 6.0% with assets transferred at net book value (the “Branch Acquisition”).

The Agreement contains customary representations, warranties and covenants of the parties. Consummation of the Branch Acquisition is subject to a number of closing conditions, including, but not limited to, the receipt of all required regulatory approvals and the completion of the previously announced acquisition of Legacy Bancorp, Inc. by Berkshire Hills (the “Merger”). The United States Department of Justice has approved the Branch Acquisition in connection with its review of certain anticompetitive issues related to the Merger.  The Branch Acquisition has also been approved by the boards of directors of NBT Bank, Legacy, Berkshire Hills and Berkshire Bank, a Massachusetts savings bank subsidiary of Berkshire Hills.

The Branch Acquisition is expected to close no later than October 31, 2011. NBT Bank will offer employment to all branch employees following the closing.

The foregoing summary is not a complete description of all of the parties’ rights and obligations under the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated into this report by reference.  A copy of the joint press release announcing the entry into the Agreement is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase and Assumption Agreement dated as of July 13, 2011 by and among Legacy Banks, NBT Bank, N.A. and Berkshire Hills Bancorp, Inc., solely with respect to Section 7.10
99.1	Press Release dated July 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NBT BANCORP INC.

Date: July 13, 2011	By:	/s/ Michael J. Chewens
Michael J. Chewens
Senior Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase and Assumption Agreement dated as of July 13, 2011 by and among Legacy Banks, NBT Bank, N.A. and Berkshire Hills Bancorp, Inc., solely with respect to Section 7.10
99.1	Press Release dated July 13, 2011.